Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jazz Pharmaceuticals plc:
We consent to the incorporation by reference in the registration statement (No. 333-194131) on Form S-8, in the registration statement (No. 333-186886) on Form S-8, in the registration statement (No. 333-179075) on Form S-8, and in the registration statement (No. 333-179080) on Form S-3, of Jazz Pharmaceuticals plc of our reports dated February 24, 2015, with respect to the consolidated balance sheets of Jazz Pharmaceuticals plc as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Jazz Pharmaceuticals plc.

/s/ KPMG

Dublin, Ireland
February 24, 2015